UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WINDSTREAM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-2847717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4001 Rodney Parham Road
Little Rock, Arkansas	72212
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Preferred Stock Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [ ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Form 8-A/A (Amendment No. 1) is being filed by Windstream Holdings, Inc. (the “Company”) to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 18, 2015.

Item 1. Description of Registrant’s Securities to be Registered.

Amendment of Rights Agreement

On August 7, 2018, after receiving approval from the stockholders of the Company at the 2018 Annual Meeting, the Company entered into an amendment to the 382 Rights Agreement, dated as of September 18, 2015, as amended by Amendment No. 1 to 382 Rights Agreement, dated as of November 5, 2016 (collectively, the “Rights Agreement”), between the Company and Computershare Inc., as rights agent, to extend the term of the Rights Agreement to September 17, 2021 (subject to earlier expiration as described in the Rights Agreement).

The foregoing summary of the terms of the amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the amendment, a copy of which is filed as Exhibit 4.3 hereto and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit 3.1
Certificate of Designations of Series A Participating Preferred Stock of Windstream Holdings, Inc.(incorporated herein by reference to Exhibit 3.1 to Windstream Holdings, Inc.’s Form 8-K dated September 18, 2015).

Exhibit 4.1
382 Rights Agreement, dated as of September 17, 2015, by and between Windstream Holdings, Inc.and Computershare Trust Company, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Windstream Holdings, Inc.’s Form 8-K dated September 18, 2015).

Exhibit 4.2
Amendment No. 1 to 382 Rights Agreement, dated as of November 5, 2016, by and between Windstream Holdings, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.1 to Windstream Holdings, Inc.’s Form 8-K dated November 10, 2016).

Exhibit 4.3	Amendment No. 2 to 382 Rights Agreement, dated as of August 7, 2018, by and between Windstream Holdings, Inc. and Computershare Trust Company, N.A., as Rights Agent.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WINDSTREAM HOLDINGS, INC.

By:	/s/ Kristi M. Moody
Name:	Kristi M. Moody
Title:	Senior Vice President - General Counsel & Corporate Secretary

August 7, 2018